EXHIBIT 3.1(b)
ARTICLES SUPPLEMENTARY
OF
 URSTADT BIDDLE PROPERTIES INC.

Urstadt Biddle Properties Inc., a Maryland corporation (the "Corporation"), certifies as follows:

FIRST: Under the authority contained in Article 7 of the charter of the Corporation, the Board of Directors of the Corporation on June 4, 2018, classified 450,000 shares of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (the "Preferred Shares") as the "Series J Participating Preferred Shares."

SECOND: A description of the Series J Participating Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series J Participating Preferred Shares" (the "Series J Shares") and the number of shares constituting such series shall be 450,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Series J Shares with respect to dividends, the holders of Series J Shares shall be entitled to receive, when, as and if declared by the Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series J Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.25 or (b) subject to the provision for adjustment set forth in Section 7 hereof, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Class A Common Shares or a subdivision of the outstanding Class A Common Shares (by reclassification or otherwise), declared on the Class A Common Stock, par value $.01 per share, of the Corporation (the "Class A Common Shares") since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series J Shares.

(B) The Corporation shall declare a dividend or distribution on the Series J Shares as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Class A Common Shares (other than a dividend payable in shares of or subdivision with respect to Class A Common Shares); provided however, that, in the event no dividend or distribution shall have been declared on the Class A Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series J Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series J Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series J Shares, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series J Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series J Shares in an amount less than the total amount of all such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Directors may fix a record date for the determination of holders of shares of Series J Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series J Shares shall have the following voting rights:

(A) Subject to the provision for adjustment set forth in Section 7 hereof, each share of Series J Shares shall entitle the holder thereof to 5 votes on all matters submitted to a vote of the stockholders of the Corporation.

(B) Except as otherwise provided herein, in the charter of the Corporation (the "Charter") or bylaws, the holders of shares of Series J Shares and the holders of shares of Class A Common Shares shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at the time of any annual meeting of stockholders for the election of Directors a default in preferred dividends (as hereinafter defined) shall exist with respect to the Series J Shares, the holders of shares of Series J Shares voting separately as a class, together with holders of shares of all other series of the preferred stock of the Corporation as to which there is a default in preferred dividend, without regard to series (with each share of Preferred Shares being entitled to that number of votes to which it is entitled on matters submitted to stockholders generally, or, if it is not entitled to vote with respect to such matters, to one vote), shall have the right to elect two members of the Directors of the Corporation. The holders of Common Stock and the holders of Class A Common Shares shall not be entitled to vote in the election of the two Directors so to be elected by the holders of shares of Preferred Shares. Any Director elected by the holders of shares of Preferred Shares, voting as a class as aforesaid, shall continue to serve as such Director for the full term for which he shall have been elected notwithstanding that prior to the end of such term a default in preferred dividends shall cease to exist. If, prior to the end of the term of any Director elected by the holders of the Preferred Shares, voting as a class as aforesaid, a vacancy in the office of such Director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the Charter, provided that, if the Charter provides that such vacancy shall be filled by election by the stockholders at a meeting thereof, the right to fill such vacancy shall be vested in the holders of Preferred Shares, voting as a class as aforesaid, unless in any such case, no default in preferred dividends shall exist at the time of such election.

(ii) For the purposes of paragraph (C)(i) of this Section 3, a default in preferred dividends shall be deemed to have occurred whenever the amount of dividends in arrears upon any series of Preferred Shares shall be equivalent to six full quarterly dividends or more and, having so occurred, such default in preferred dividends shall be deemed to exist thereafter until all accrued dividends on all shares of Preferred Shares then outstanding shall have been paid to the end of the last preceding quarterly dividend period. Nothing herein contained shall be deemed to prevent an amendment of the Charter or the bylaws, in the manner therein provided, which shall increase the number of Directors so as to provide as additional places on the Board of Directors either or both the director positions to be filled by the two Directors so to be elected by the holders of the Preferred Shares or to prevent any other change in the number of directors of the Corporation.

(D) Except as set forth herein, holders of Series J Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Shares as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series J Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series J Shares outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series J Shares;

(ii) declare or pay dividends on or make any other distributions of any shares of capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series J Shares, except dividends paid ratably on the Series J Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series J Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire such parity shares in exchange for any shares of capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series J Shares; or

(iv) purchase or otherwise acquire for consideration any shares of Series J Shares, or any shares of capital stock ranking on a parity with the Series J Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Directors) to all holders of such shares upon such terms as the Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series J Shares unless, prior thereto, the holders of shares of Series J Shares shall have received $100 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series J Liquidation Preference"). Following the payment of the full amount of the Series J Liquidation Preference, no additional distributions shall be made to the holders of shares of Series J Shares unless, prior thereto, the holders of Class A Common Shares (which term shall include, for the purposes only of this Section 5, the Corporation's Common Stock and any series of the Corporation's Preferred Shares ranking on a parity with the Class A Common Shares upon liquidation, dissolution or winding up) shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series J Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in Section 7 hereof to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares; such number in clause (ii), the "Adjustment Number"). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares. Following the payment of the full amount of the Series J Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series J Shares and Class A Common Shares, respectively, holders of Series J Shares and holders of shares of Class A Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series J Shares and Class A Common Shares, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series J Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series J Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series J Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in Section 7 hereof) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Class A Common Share is changed or exchanged.

Section 7. Certain Adjustments. In the event the Corporation shall at any time declare or pay any dividend on Class A Common Shares payable in Class A Common Shares, or effect a subdivision or combination or consolidation of the outstanding Class A Common Shares (by reclassification or otherwise than by payment of a dividend in Class A Common Shares) into a greater or lesser number of shares of Class A Common Shares, then, in each such case, the amounts set forth in Sections 2(A), 3(A), 5(A) and 6 hereof with respect to the multiple of (i) cash and non-cash dividends, (ii) votes, (iii) the Series J Liquidation Preference and (iv) an aggregate amount of stock, securities, cash and/or other property referred to in Section 6 hereof, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Class A Common Shares outstanding immediately after such event and the denominator of which is the number of Class A Common Shares that were outstanding immediately prior to such event.

Section 8. Ranking. The Series J Shares shall rank pari passu with (or if determined by the Directors in any vote establishing any other series of Preferred Shares, either senior or preferred to or junior and subordinate to as the case may be) each other series of Preferred Shares of the Corporation with respect to dividends and/or preference upon liquidation, dissolution or winding up.

Section 9. Redemption. Series J Shares may be redeemed by the Corporation at such times and on such terms as may be agreed to between the Corporation and the redeeming stockholder, subject to any limitations which may be imposed by law or the Charter.

Section 10. Amendment. The Charter shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series J Shares so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series J Shares, if any, voting together as a single class.

Section 11. Fractional Share. Series J Shares may be issued by fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series J Shares.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 13th day of August, by its President who acknowledges that these Articles Supplementary are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:	URSTADT BIDDLE PROPERTIES INC.
/s/ Miyun Sung	By: /s/ Willing L. Biddle (SEAL)
Miyun Sung	Willing L. Biddle
Secretary	President